UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Gores Holdings III, Inc.

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Opening of the call (Operator):

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Good morning everyone and thank you for joining this transaction announcement conference call set up by Gores Holdings III. Today, we are joined by Alec Gores, Chairman of Gores Holdings III, Mark Stone, CEO of Gores Holdings III, and John Heller, CEO of PAE. Kicking off the call will be Alec Gores, Chairman of Gores Holdings III. Mr. Gores, I now turn it over to you.

Introduction (Alec Gores, Chairman of Gores Holdings III):

•	Good morning and I would like to begin by thanking all of you for joining. We are excited to share with you the proposed business combination between Gores Holdings III and PAE.

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At Gores, we pride ourselves on being operationally-oriented investors and are excited that PAE fits our acquisition criteria perfectly. It is a superb business with a proven management team that has done an outstanding job of reinvesting and transforming PAE into a growth-driving industry leader.

•	Now, I will hand over the presentation to Mark Stone, CEO of Gores Holdings III, to provide further detail regarding the transaction terms and highlights.

Transaction Highlights (Mark Stone, CEO of Gores Holdings III)

•	Thank you, Alec. For those of you who saw our press release this morning, we filed a detailed investor presentation that provides a high-level overview of both PAE and the transaction.

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PAE is a leading provider of mission-critical services to US Government, armed forces and international partners. Over its stellar 60-plus year operating history, PAE has developed a meaningful competitive advantage in the marketplace through its well-established relationships with key government agencies built over decades, unique domain knowledge, global scale and access to world-class, qualified and vetted personnel.

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PAE’s deeply entrenched customer relationships and diverse portfolio of long-tenured contracts create a relatively sticky business base, coupled with a robust backlog, provides long-term visibility into the recurring and growing revenue base.

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We at Gores value having a world-class management team led by John Heller, CEO, and Charles Peiffer, CFO, who have displayed the ability to execute and deliver outstanding results, and will continue the growth trajectory of PAE.

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The transaction will introduce PAE as a publicly listed company with an anticipated enterprise value of $1.552 billion, representing an 8.9x multiple of the Company’s 2020E pro forma adjusted EBITDA of approximately $174 million.

•	Existing PAE shareholders will be paid $435 million of cash consideration and issued 27.1 million roll-over shares in PAE at close.

•	Additional investors committed to participate in the transaction through a $220 million private placement, led by Alec Gores and other large institutional investors.

•	The Company is also repaying $160 million in debt, reducing the company’s leverage to a pro forma net debt to 2019E adjusted EBITDA of 3.4x at the close of the transaction.

•	The Company exhibits compelling free cash flow generation, which paired with its minimal capital requirements supports rapid de-leveraging and the capacity to pursue incremental, accretive M&A.

•	Now, if you can direct your attention to John Heller, I will let him discuss PAE and expand on some of the company’s recent developments and potential moving forward.

PAE Overview (John Heller, CEO of PAE):

Slide 4 (PAE is a Highly Attractive Asset Built for Success) – Company Introduction

•	Thank you Mark. For those of you following along in the investor presentation, I’m on slide 4.

•	As Mark mentioned in his remarks, PAE is a leading provider of mission-critical services to US Government and armed forces backed by a highly respected brand with a 60-plus year history of success.

•	We have a diversified customer base with long-term contracts that provide stable and predictable performance.

•	With decades of experience working for the U.S. government and our top contracts averaging about 7 years in length, our diverse portfolio of contracts creates a fairly sticky base business.

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Our business is underpinned by well-established, long-standing relationships with key government agencies including 60+ years with the Department of Defense, 50+ years with the Intelligence Community and 40+ years with the Department of State.

•	PAE’s global scale, reputation as a trusted services provider and access to qualified, vetted labor have helped cement valuable relationships that span decades with key government agencies.

•	Underscored by long-term government contracts, our business model is stable, predictable and highly recurring with a proven material margin expansion strategy.

•	Since the time I took the role of CEO in December of 2013, we have grown revenue at 15% per year and built PAE into a scaled services provider with over $2.5 billion in revenue today.

•	In addition to our historical accomplishments, we believe our strong end-market dynamics, robust backlog and M&A pipeline support the forward growth story for PAE.

•	Given the critical nature of our services, we experience attractive sector dynamics with strong cyclical resilience and highly visible forecasted industry spend outlook.

•	Our robust $6.1 billion backlog, of which $1.6 billion is funded backlog, provides long-term visibility into our stable, contracted revenue base with backlog / sales coverage ratio of 2.2x.

•	Further, our proven ability to drive growth and expand our total addressable market through M&A provides significant upside opportunity.

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Given all the attractive features of our business and financial profile, we are able to generate very strong free cash flow, which helps support de-leveraging and provide incremental acquisition capacity.

Slide 7 (PAE Provides a Broad Range of Mission-Critical Services to US Government, armed forces and international partners) – Segment Overview

•	I will now turn to slide 7 to explain our business segments in greater detail.

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PAE provides a broad range of mission-critical services to the US Government, armed forces and international partners through two main segments: Global Mission Services, as we refer to as “GMS”, which accounts for 64% of 2019E Adj. EBITDA, and National Security Solutions, as we refer to as “NSS”, which accounts for 36% of 2019E Adj. EBITDA.

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Through our GMS segment, we support the execution of complex and critical missions through three key business areas that include: Logistics & Stability Operations, Infrastructure Management and Force Readiness.

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Within our Logistics & Stability Operations service area, we provide logistics support and life support services to US operations at high threat locations around the world, and we support US government sponsored stability operations and United Nations humanitarian response projects. We have decades of global experience in mission-critical procurement, logistics material management and program management for customers including the Department of State, United States Air Force and United States Agency for International Development.

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Within our Infrastructure Management service area, we provide infrastructure and facilities operations support to embassies and critical US, United Nations and allied country agencies; we are responsible for the operation and maintenance of NASA facilities; and we manage underwater, surface, land and aerial test and training ranges for the Department of Defense and other government customers globally.

•	Lastly for GMS, within our Force Readiness service area, we maintain and repair military and civilian vehicle fleets and aircraft worldwide.

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Over the past several years since I joined PAE, our team has strategically expanded our suite of operational capabilities beyond our core GMS offerings. Most notably, we invested in the further development of our NSS division to capture faster growing, higher margin business that targets higher growth areas of the US government budget.

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Through our NSS segment, we can support the execution of complex and critical missions by providing national security solutions through two key service areas that include: Counter-Threat Solutions and Information Optimization.

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Within our Counter-Threat Solutions service area, we provide mission-critical training to support the diverse global needs of the US government and others; we execute a multi-disciplinary approach to providing services that support the functionality, comfort, safety and efficiency of classified US government facilities around the world; and we provide equipment, material and minor construction services that support the implementation of homeland security, defense and civil government missions.

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Within our Information Optimization service area, we provide numerous Business Process Outsourcing services to government agencies including visa and passport application processing, immigration benefits processing and litigation support.

Slide 11 (Key Investment Highlights) – PAE is positioned to deliver growth and drive value creation

•	If you’ll now turn to slide 11.

•	As we highlighted in the introductory remarks, PAE is well positioned to deliver growth and drive value creation for multiple reasons.

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PAE is a trusted provider of outsourced solutions for enduring missions of US government and international partners with a highly recurring business model and industry-leading free cash flow conversion. With decades of experience, the Company is well established in the highly attractive government services space and possesses proven growth strategies to further expand its growth.

•	As we continue through the presentation, we will explain in greater detail why we are excited about the future of the business.

Slide 12 (Demonstrated Ability to Leverage Brand and Expertise to Win Contracts) – Why We Win

•	If you’ll turn now to slide 12, I would like to highlight a few flagship wins that demonstrate PAE’s ability to leverage brand and expertise to win contracts.

•	With $15.4 billion total submits over 2018 and $1.6 billion funded backlog as of Q2 2019, PAE’s recent results position the Company well for continued success.

•	Notable contract wins that contribute to our business momentum and demonstrate our ability to win the largest, most complex contracts include LOGCAP V in our GMS segment and ETSC in our NSS segment.

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In May 2019, we announced that our joint venture with Parsons was awarded a seat on the $82 billion LOGCAP V indefinite delivery, indefinite quantity contract, commonly known as an IDIQ, to provide logistics support to the Army in six different global regions. As one of only four contract recipients and the only winner without a previous LOGCAP IV contract, PAE successfully demonstrated its capability to provide logistics support to the US government around the world. Although this contract is currently under protest, the award reflects our ability to capture major new projects against significant competition.

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In October 2018, we announced the win of a five-year contract award by the Army Contracting Command Orlando in partnership with Program Executive Office for Simulation, Training and Instrumentation for the Enterprise Training Services Contract, also referred to as ETSC. Through the arrangement, PAE provides training and training assistance; exercise planning, management and support; and training systems and range operations and maintenance. PAE is one of only three large business awardees and will compete on task orders worth up to $2.4 billion.

Slide 17 (Proven Strategy for Expanding Customers and Capabilities with Opportunity to Further Penetrate Adjacent Markets) – Customer and Capabilities Evolution

•	If you turn ahead to slide 17, I will speak to PAE’s broader business evolution over the past few years and how we are well positioned to pursue our future opportunities.

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When I joined PAE in 2013, our business was focused on opportunities within the three key GMS service areas. However, by 2018, aided by the expansion of our NSS capabilities through a handful of acquisitions, PAE has nearly doubled its total addressable market, increased total contracts from under 200 to over 500 now, and developed relationships with new government agencies including the Department of Homeland Security, Department of Justice, Defense Threat Reduction Agency, Intelligence Community and United States Special Operations Command.

•	Over this period, we have also demonstrated our ability to successfully execute M&A, with five acquisitions completed during the 2013 to 2018 period.

•	Most notably, these recent acquisitions contributed to our strategic expansion into Information Optimization and Counter-Threat Solutions, the two core NSS service areas.

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For example, in the Information Optimization service area, the 2015 acquisition from USIS of key businesses delivered valuable access to the Department of Homeland Security and Department of Justice, and also added new litigation support, training and biometrics capabilities to PAE’s portfolio; and the 2017 acquisition of FCi Federal enabled PAE to provide business process outsourcing to federal civilian customers.

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Within our Counter-Threat Solutions service area, the 2015 acquisition of A-T Solutions expanded the reach of our NSS business to provide new opportunities with the Department of Defense, especially in supporting the Army.

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Combined with PAE’s existing abilities, these acquisitions, as well as additional ones in the GMS segment, strategically expanded capabilities for PAE to further drive the expansion of PAE’s platform and enable new wins.

•	In the process of this development, the Company has successfully transformed into a more prominent services provider to the US government on a global scale.

Slide 22 (Multiple Drivers for Growth for PAE) – Growth Levers

•	If you turn with me to slide 22, we believe there are several growth levers that make PAE an exciting growth story.

•	Strong industry tailwinds, supported by the government’s focus on near-term readiness and recent budget increases, will drive consistent organic growth in our core markets.

•	PAE’s great track record of year-over-year growth and margin enhancement will lay the foundation for future on-contract growth opportunities.

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Continued evolution of our faster growing, higher margin NSS business will further build our robust qualified pipeline, which today represents opportunities worth over $30 billion, and recent IDIQ wins, such as the LOGCAP V and ETSC contracts, which contribute to over $20 billion IDIQ ceiling, will collectively contribute to expanded contract opportunities.

•	With sustained strong performance on new business wins, we have identified meaningful opportunity to drive substantial growth on the back of $15.4 billion in total bids submitted in 2018.

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Also, IDIQ contracts, such as LOGCAP V and ETSC, which we mentioned earlier as exciting new wins, represent significant upside to our current pipeline opportunities given our historical track record of driving growth on IDIQs.

•	Lastly, future acquisitions are likely to continue to broaden our capabilities, customer access and addressable market.

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We have developed a robust pipeline of actionable M&A opportunities, which we anticipate will provide PAE with the opportunity to build scale and drive synergies through the acquisition of similar businesses or to continue the evolution of our faster growing, higher-margin NSS segment.

Slide 31 (Strong and Consistent Financial Profile with Predictable EBITDA and Free Cash Flow) – Financial Profile

•	If we turn now to slide 31, we can see how many of the aforementioned factors have contributed to PAE’s strong, consistent financial performance.

•	As detailed earlier, PAE’s robust backlog supports long-term visibility into our recurring and growing revenue base with 96% of the 2019E revenue forecast contributed from existing contracts.

•	Future revenue growth in the model will be driven by strong industry tailwinds, continued on-contract growth and expanded contract growth.

•	Our NSS segment will drive much of the growth with a 12.3% revenue CAGR from PF2017 through 2021E.

•	Notably, our current model does not include the impact of potential M&A, which we believe could provide meaningful upside if incorporated.

•	Our flexible cost structure and global scale have enabled the business to maintain consistent Adj. EBITDA performance with a stable margin profile.

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We believe there is meaningful upside potential beyond our PF2018A Adj. EBITDA margin of 6.1% that can be achieved through on-contract margin expansion, continued shift in bid pipeline to higher margin NSS opportunities, acquisition of higher margin business and synergies.

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Given PAE’s efficient cost structure and minimal capex requirements, the business generates predictable cash flows and high free cash flow conversion at an average yield of 97%. As highlighted earlier in my remarks, compelling free cash flow generation with minimal capital requirements supports de-leveraging and also offers capacity for meaningful M&A.

•	As we look out over the next few years, we have a lot of exciting growth opportunities, and we believe we will deliver strong revenue and Adj. EBITDA growth with significant cash flow generation.

Concluding remarks (Alec Gores, Chairman of Gores Holdings III):

•	As a public markets story, PAE is our ideal partner given its storied operating history, distinguished management team and compelling growth opportunities.

•	Moreover, the Company can benefit from our team’s sponsorship and access to the public equity markets

•	With additional resources and coverage as a public company, the prospects look even brighter and we look forward to being a partner in that.

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This transaction follows the same playbook that we executed in both the Gores Holdings-Hostess and the Gores Holdings II-Verra Mobility deals, and we expect PAE to experience similar success in the public markets.

•	Mark will now conclude with some final transaction details.

Next steps (Mark Stone, CEO of Gores Holdings III):

•	I would like to end by thanking everyone again for their time today and listening to our story.

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With respect to next steps, please stay tuned as Gores Holdings III will file a preliminary proxy statement in connection with the proposed business combination with the Securities and Exchange Commission and will mail a definitive proxy statement and other relevant documents to its stockholders. The proxy statement will contain important information about the proposed business combination. And, finally, the proposed business combination is subject to the approval of Gores Holdings III stockholders.

•	We anticipate the transaction closing at some point in the next few months, most likely in early first quarter of 2020.

•	For any questions, please feel free to follow-up with us, Deutsche Bank or Evercore, our lead capital markets and financial advisors.

•	This concludes today’s call and thank you once again for your interest.